PLAN OF REORGANIZATION

   THIS PLAN OF REORGANIZATION (the "Plan"), is made as of this 19th day of February, 2008, by Franklin Tax-Free Trust (the "Trust"), a statutory trust organized under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, California 94403-1906, on behalf of its series, Franklin Florida Insured Tax-Free Income Fund ("Florida Fund") and Franklin Insured Tax-Free Income Fund ("Insured Fund").


                            PLAN OF REORGANIZATION

   The reorganization (hereinafter referred to as the "Plan of Reorganization") will consist of (i) the acquisition by the Trust, on behalf of Insured Fund, of substantially all of the property, assets and goodwill of Florida Fund in exchange solely for full and fractional Class A shares of beneficial interest, without par value, of Insured Fund ("Insured Fund Shares"); (ii) the distribution of Insured Fund Shares to the shareholders of Class A shares of Florida Fund (the "Florida Fund Shares"), according to their respective interests in Florida Fund in complete liquidation of Florida Fund; and (iii) the dissolution of Florida Fund as soon as is practicable after the closing (as defined in Section 3, hereinafter called the "Closing"), all upon and subject to the terms and conditions of the Plan hereinafter set forth.


                                   AGREEMENT

   In order to consummate the Plan of Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the Trust covenants and agrees as follows:

1. SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF FLORIDA FUND.
(a) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties herein contained, and in consideration of the delivery of the number of Insured Fund Shares hereinafter provided, the Trust, on behalf of Florida Fund, agrees that it will convey, transfer and deliver to the Trust, for the benefit of Insured Fund, at the Closing all of Florida Fund's then existing assets, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders' rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (a) discharge its unpaid liabilities on its books at the closing date (as defined in Section 3, hereinafter called the "Closing Date"), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to, and through, the Closing Date; and (b) pay such contingent liabilities as the Board of Trustees of the Trust shall reasonably deem to exist against Florida Fund, if any, at the Closing Date, for which contingent and other appropriate liability reserves shall be established on Florida Fund's books (hereinafter "Net Assets"). Insured Fund shall not assume any liability of Florida Fund, and Florida Fund shall use its reasonable best efforts to discharge all of its known liabilities, so far as may be possible, from the cash, bank deposits and cash equivalent securities described above.

(b) Subject to the terms and conditions of the Plan, and in reliance on the representations of the Trust herein contained, and in consideration of such sale, conveyance, transfer, and delivery, the Trust agrees at the Closing to deliver the number of Insured Fund Shares, determined by dividing the net asset value per share of Florida Fund Shares by the net asset value per share of Insured Fund Shares, and separately multiplying the result thereof by the number of outstanding Florida Fund shares, as of 1:00 p.m., Pacific Time, on the Closing Date. The Insured Fund Shares delivered at the Closing shall have an aggregate net asset value equal to the value of Florida Fund's Net Assets, all determined as provided in Section 2 of this Plan and as of the date and time specified herein.

      (c) Immediately following the Closing, the Trust shall dissolve Florida Fund and distribute pro rata to Florida Fund's shareholders of record as of the close of business on the Closing Date, Insured Fund Shares received by Florida Fund pursuant to this Section 1. Such dissolution and distribution shall be accomplished by the establishment of accounts on the share records of Insured Fund of the type and in the amounts due such shareholders based on their respective holdings as of the close of business on the Closing Date. Fractional Insured Fund Shares shall be carried to the third decimal place. As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing Florida Fund Shares shall be entitled to surrender the same to the transfer agent for Insured Fund in exchange for the number of Insured Fund Shares of the same class into which the Florida Fund Shares theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for Insured Fund Shares shall not be issued, unless specifically requested by the shareholders. Until so surrendered, each outstanding certificate which, prior to the Closing, represented Florida Fund Shares shall be deemed for all Insured Fund purposes to evidence ownership of the number of Insured Fund Shares into which the Florida Fund Shares (which prior to the Closing were represented thereby) have been converted.

(d) At the Closing, each shareholder of record of Florida Fund as of the record date (the "Distribution Record Date") with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 8(e) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of Florida Fund that such person had on such Distribution Record Date.

2. VALUATION.
      (a) The net asset value of Insured Fund Shares and Florida Fund Shares and the value of Florida Fund's Net Assets to be acquired by Insured Fund hereunder shall in each case be computed as of 1:00 p.m., Pacific Time, on the Closing Date unless on such date (i) the New York Stock Exchange ("NYSE") is not open for unrestricted trading or (ii) the reporting of trading on the NYSE or elsewhere is disrupted or (iii) any other extraordinary financial event or market condition occurs (all such events described in (i), (ii) or (iii) are each referred to as a "Market Disruption"). The net asset value per share of Insured Fund Shares and Florida Fund Shares and the value of Florida Fund's Net Assets shall be computed in accordance with the valuation procedures set forth in the prospectus of Insured Fund and Florida Fund.

      (b) In the event of a Market Disruption on the proposed Closing Date so that an accurate appraisal of the net asset value of Insured Fund Shares or Florida Fund Shares or the value of Florida Fund's Net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.

3. CLOSING AND CLOSING DATE.
   The Closing Date shall be May 22, 2008 or such later date as officers of the Trust may determine. The Closing shall take place at the principal office of the Trust at 2:00 p.m., Pacific Time, on the Closing Date. The Trust, on behalf of Florida Fund, shall have provided for delivery as of the Closing of those net assets of Florida Fund to be transferred to the account of Insured Fund's Custodian, Bank of New York, Mutual Funds Division, 100 Church Street, New York, NY 10286. Also, the Trust, on behalf of Florida Fund, shall deliver at the Closing a list of names and addresses of the shareholders of record of Florida Fund Shares and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, all as of 1:00 p.m., Pacific Time, on the Closing Date, certified by its transfer agent or by its President to the best of its or his knowledge and belief. The Trust shall provide evidence that the Insured Fund Shares to be delivered to the account of Florida Fund have been registered in an account on the books of Insured Fund in such manner as the officers of the Trust may reasonably determine.

4. REPRESENTATIONS AND WARRANTIES BY THE TRUST.
   The Trust, on behalf of each Fund, represents and warrants that:
   (a) Each Fund is a series of the Trust, which was initially organized as a Massachusetts business trust in September 1984 and reorganized to a Delaware statutory trust effective July 1, 2007, which is validly existing under the laws of that State. The Trust is duly registered under the 1940 Act as an open-end, management investment company and all of the shares of the Fund sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "1933 Act"), except for those shares sold pursuant to the private offering exemption for the purpose of raising initial capital.

   (b) The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of each Fund, and each outstanding share of which is, and each share of Insured Fund when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights. The Trust currently issues shares of 25 series, including the Funds. Insured Fund is further divided into three classes of shares of which the Insured Fund shares represent one class: Class A. Florida Fund issues only Class A shares. No shareholder of the Trust shall have any option, warrant or preemptive right of subscription or purchase shares of either Fund.

   (c) The financial statements appearing in the Funds' Annual Report to Shareholders for the fiscal year ended February 28, 2007, audited by PricewaterhouseCoopers LLP and any interim unaudited financial statements fairly present the financial position of each Fund as of their respective dates and the results of each Fund's operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis.

   (d) The books and records of each Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of such Fund.

   (e) The Trust has the power to own all of its properties and assets, to perform its obligations under the Plan and to consummate the transactions contemplated herein. The Trust has all necessary federal, state and local authorizations, consents and approvals required to own all of its properties and assets and to conduct each Fund's business as such business is now being conducted and to consummate the transactions contemplated herein.

   (f) The Trust, on behalf of either Fund, is not a party to or obligated under any provision of its Declaration of Trust, as amended ("Trust Declaration") or By-laws, as amended ("By-laws"), or any contract or any other commitment or obligation and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization or order of any court or governmental authority is required for the consummation by a Fund or the Trust of the transactions contemplated by the Plan, except for Florida Fund shareholders approval, the registration of Insured Fund Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder. Florida Fund has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under this Plan) which will not be terminated by Florida Fund in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due or payable by Florida Fund.

   (g) The Trust has elected to treat each Fund as a regulated investment company ("RIC") for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Each Fund is a "fund" as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, and will qualify as a RIC as of the Closing Date, and consummation of the transactions contemplated by the Plan will not cause it to fail to be qualified as a RIC as of the Closing Date.

   (h) Neither Fund is under jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

   (i) Neither Fund has any unamortized or unpaid organizational fees or expenses.

   (j) Neither Fund has any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 4(c) hereof and those incurred in the ordinary course of business as an investment company.

   (k) There is no intercorporate indebtedness existing between Florida Fund and Insured Fund that was issued, acquired or will be settled at a discount.

   (l) Insured Fund does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any shares of Florida Fund.

   (m) The Trust has no plan or intention to issue additional shares of Insured Fund following the reorganization except for shares issued in the ordinary course of Insured Fund's business as a series of an open-end investment company; nor does the Trust have any plan or intention to redeem or otherwise reacquire any shares of Insured Fund issued pursuant to the Plan of Reorganization, either directly or through any transaction, agreement, or arrangement with any other person, other than in the ordinary course of its business or to the extent necessary to comply with its legal obligation under
Section 22(e) of the 1940 Act.

   (n) Insured Fund is in the same line of business as Florida Fund before the Plan of Reorganization and did not enter into such line of business as part of the reorganization. Insured Fund will actively continue Florida Fund's business in substantially the same manner that Florida Fund conducted that business immediately before the Plan of Reorganization and has no plan or intention to change such business. On the Closing Date, Insured Fund expects that at least 33 1/3% of Florida Fund's portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of Insured Fund. Insured Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the reorganization. Insured Fund has no plan or intention to sell or otherwise dispose of any of the former assets of Florida Fund, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business, Insured Fund will continuously review its investment portfolio (as Florida Fund did before the Closing) to determine whether to retain or dispose of particular stocks or securities, including those included among the former assets of Florida Fund.

   (o) The registration statement on Form N-14 referred to in Section 5(g) hereof (the "Registration Statement"), and any prospectus or statement of additional information of Insured Fund contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement or any such prospectus or statement of additional information, on the effective and clearance dates of the Registration Statement, on the date of the Special Meeting of Florida Fund shareholders, and on the Closing Date: (a) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

    (p) During the five-year period ending on the Closing Date, (i) Florida Fund has not acquired, and will not acquire, Florida Fund Shares with consideration other than Insured Fund Shares or Florida Fund Shares, except for redemptions in the ordinary course of Florida Fund's business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act, and (ii) no distributions have been made with respect to Florida Fund Shares (other than regular, normal dividend distributions made pursuant to the Florida Fund's historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code.

   (q) As of the Closing Date, Florida Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of Florida Fund, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act.

   (r) Throughout the five year period ending on the Closing Date, Florida Fund will have conducted its historic business within the meaning of Section 1.368-1(d) of the Income Tax Regulations under the Code. Florida Fund did not enter into (or expand) a line of business as part of the Plan of Reorganization. Florida Fund will not alter its investment portfolio in connection with the Plan of Reorganization.

5. COVENANTS OF THE TRUST.
      (a) The Trust covenants to operate each Fund's respective businesses as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise taxes.

      (b) The Trust, on behalf of Florida Fund, undertakes that, if the Plan is consummated, it will liquidate and dissolve Florida Fund.

      (c) The Trust, on behalf of each Fund, agrees that, by the Closing, all of their federal and other tax returns and reports required by law to be filed on or before such date shall have been filed, and all federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes, and to the best of their knowledge no such tax return is currently under audit and no tax deficiency or liability has been asserted with respect to such tax returns or reports by the Internal Revenue Service or any state or local tax authority.

      (d) The Board of Trustees of Trust shall call and the Trust shall hold, a Special Meeting of Florida Fund's shareholders to consider and vote upon the Plan (the "Special Meeting") and the Trust shall take all other actions reasonably necessary to obtain approval of the transactions contemplated herein. The Trust agrees to mail to each shareholder of record of Florida Fund entitled to vote at the Special Meeting at which action on the Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus/Proxy Statement that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

      (e) Trust has filed with the Securities and Exchange Commission (SEC) the Registration Statement and will use its best efforts to provide that the Registration Statement becomes effective as promptly as is practicable. At the time it becomes effective, the Registration Statement will (i) comply in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective, at the time of the Special Meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (f) Subject to the provisions of this Plan, Trust shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Plan.

6. CONDITIONS PRECEDENT TO BE FULFILLED BY TRUST.
   The consummation of the Plan hereunder shall be subject to the following respective conditions:
   (a) That all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date.

   (b) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act. And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either Fund or would prohibit the transactions contemplated hereby.

   (c) That the Plan and the Plan of Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Florida Fund at a meeting or any adjournment thereof.

   (d) That a distribution or distributions shall have been declared for Florida Fund prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders (i) all of its ordinary income and all of its capital gain net income, if any, for the period from the close of its last fiscal year to 1:00 p.m. Pacific Time, on the Closing Date; and (ii) any undistributed ordinary income and capital gain net income from any prior period to the extent not otherwise declared for distribution. Capital gain net income has the meaning given such term by Section 1222(9) of the Code.

   (e) That all required consents of other parties and all other consents, orders, and permits of federal, state and local authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary "no-action" positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of Florida Fund or Insured Fund.

   (f) That there shall be delivered to the Trust an opinion in form and substance satisfactory to it, from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to the Trust, to the effect that, provided the transaction contemplated hereby is carried out in accordance with the Plan, the laws of the State of Delaware, and based upon certificates of the officers of the Trust with regard to matters of fact:

      (1) The acquisition by Insured Fund of substantially all the assets of Florida Fund as provided for herein in exchange solely for Insured Fund Shares, followed by the distribution by Florida Fund to its shareholders of Insured Fund Shares in complete liquidation of Florida Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Florida Fund and Insured Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

      (2) No gain or loss will be recognized by Florida Fund upon the transfer of substantially all of its assets to, Insured Fund in exchange solely for voting shares of Insured Fund (Sections 361(a) and 357(a) of the Code);

      (3) Insured Fund will recognize no gain or loss upon the receipt of substantially all of the assets of Florida Fund in exchange solely for voting shares of Insured Fund (Section 1032(a) of the Code);

      (4) No gain or loss will be recognized by Florida Fund upon the distribution of Insured Fund Shares to its shareholders in liquidation of Florida Fund (in pursuance of the Plan) (Section 361(c)(1) of the Code);

      (5) The basis of the assets of Florida Fund received by Insured Fund will be the same as the basis of such assets to Florida Fund immediately prior to the Plan of Reorganization (Section 362(b) of the Code);

      (6) The holding period of the assets of Florida Fund received by Insured Fund will include the period during which such assets were held by Florida Fund (Section 1223(2) of the Code);

      (7) No gain or loss will be recognized by the shareholders of Florida Fund upon the exchange of their shares in Florida Fund for voting shares of Insured Fund including fractional shares to which they may be entitled (Section 354(a) of the Code);

      (8) The basis of Insured Fund Shares received by the shareholders of Florida Fund shall be the same as the basis of the Florida Fund Shares exchanged therefor (Section 358(a)(1) of the Code);

      (9) The holding period of Insured Fund Shares received by shareholders of Florida Fund (including fractional shares to which they may be entitled) will include the holding period of Florida Fund Shares surrendered in exchange therefor, provided that Florida Fund Shares were held as a capital asset on the effective date of the exchange (Section 1223(1) of the Code); and

      (10) Insured Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")) the items of Florida Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

    (g) That there shall be delivered to the Trust an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to the Trust, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors' rights:

      (1) Each Fund is a series of the Trust and that the Trust is a validly existing statutory trust in good standing under the laws of the State of Delaware;

      (2) The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of each Fund;

      (3) The Trust is an open-end investment company of the management type registered as such under the 1940 Act;

      (4) Insured Fund Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued and delivered as provided in the Plan and the Registration Statement, will have been validly issued and fully paid and will be non-assessable by Trust, on behalf of Insured Fund;

      (5) The consummation of the transactions contemplated by the Plan have been duly authorized by all necessary trust action on the part of the Trust, on behalf of each Fund;

      In giving the opinions set forth above, this counsel may state that it is relying on certificates of the officers of Trust with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of Trust.

   (h) That Trust's Registration Statement with respect to Insured Fund Shares to be delivered to Florida Fund's shareholders in accordance with the Plan shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

   (i) That Insured Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit Insured Fund Shares lawfully to be delivered to each holder of Florida Fund Shares.

   (j) That, at the Closing, there shall be transferred to the Trust, on behalf of Insured Fund, aggregate Net Assets of Florida Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Florida Fund on the Closing Date.

7. EXPENSES.
    The expenses of entering into and carrying out the provisions of this Plan shall be borne as follows: Franklin Advisers, Inc. will pay 50% of the expenses, including the costs of the proxy solicitation, and Florida Fund and Insured Fund will each pay 25% of the such expenses.

8. TERMINATION; POSTPONEMENT; WAIVER; ORDER.
   (a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Plan of Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of Florida
Fund) prior to the Closing, or the Closing may be postponed by the Trust, on behalf of either Fund if any condition of its obligations set forth in
Section 8 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met; or

   (b) If the transactions contemplated by the Plan have not been consummated by December 31, 2008, the Plan shall automatically terminate on that date, unless a later date is agreed to by the Trust.

   (c) In the event of termination of the Plan prior to consummation of the Plan of Reorganization pursuant to the provisions hereof, the same shall become void and have no further effect, and neither the Trust, Florida Fund nor Insured Fund, nor their trustees, officers, or agents or the shareholders of Florida Fund or Insured Fund shall have any liability in respect of this Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 9 hereof.

   (d) At any time prior to the Closing, any of the terms or conditions of this Plan may be waived by the Trust if, in the judgment of it officers, such action or waiver will not have a material adverse effect on the benefits intended under this Plan to its shareholders, on behalf of whom such action is taken.

   (e) The respective representations and warranties contained in Sections 4 and 5 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither the Trust nor any of its officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.

   (f) If any order or orders of the SEC with respect to the Plan shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Trustees of the Trust, on behalf of Florida Fund or Insured Fund, to be acceptable, such terms and conditions shall be binding as if a part of the Plan without further vote or approval of the shareholders of Florida Fund, unless such terms and conditions shall result in a change in the method of computing the number of Insured Fund Shares to be issued to Florida Fund in which event, unless such terms and conditions shall have been included in the proxy solicitation material furnished to the shareholders of Florida Fund prior to the meeting at which the transactions contemplated by this Plan shall have been approved, this Plan shall not be consummated and shall terminate unless the Trust shall promptly call a special meeting of the shareholders of Florida Fund at which such conditions so imposed shall be submitted for approval.

9. LIABILITY OF TRUST.
    (a) It is acknowledged and agreed that any liability of the Trust under this Plan with respect to a Fund, or in connection with the transactions contemplated herein with respect to a Fund, shall be discharged only out of the assets of such Fund; that no other series of the Trust shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither the Trust nor a Fund shall seek satisfaction of any such obligation or liability from the shareholders of the Trust, the trustees, officers, employees or agents of the Trust, or any of them.

10. ENTIRE AGREEMENT AND AMENDMENTS.
   The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for. The Plan may be amended only by mutual consent of the parties in writing.

11. GOVERNING LAW.
    This Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

    IN WITNESS WHEREOF, Trust, on behalf of Florida Fund and on behalf of Insured Fund, have each caused this Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

                                           FRANKLIN TAX-FREE TRUST,
                                        on behalf of FRANKLIN FLORIDA
                                           INSURED TAX- FREE INCOME FUND


                                         By:   /s/ KAREN L. SKIDMORE
                                         Name: Karen L. Skidmore
                                         Title:   Secretary


                                             FRANKLIN TAX-FREE TRUST,
                                          on behalf of FRANKLIN INSURED
                                              TAX-FREE INCOME FUND


                                         By:   /s/ KAREN L. SKIDMORE
                                         Name:  Karen L. Skidmore
                                         Title:   Secretary